Exhibit 10.10

                           FORM OF INVESTOR AGREEMENT



Exhibit  10.10

[LOGO]                                                  Electronic Game Card Inc
                                        London Office, Savannah House, 5th Floor
                                        11 Charles II Street, London SW1Y 4QU UK

                                                        Tel: +44 (0)20 7451 2480
                                                        Fax: +44 (0)20 7451 2469
                                              Email: info@electronicgamecard.com
                                                 Web: www.electronicgamecard.com

                                                               November 23, 2006

Dear ______

As you know, we have been working to create and implement a plan to address various outstanding matters in connection with the offering (the "Offering") made pursuant to the Securities Purchase Agreement dated as of March 15, 2005 (the "Purchase Agreement"), as well as the related Warrants (the "Warrants") and Registration Rights Agreement (the "Registration Rights Agreement"). In the Offering, we offered Unsecured Convertible Promissory Notes (the "Notes") which would be converted (upon the effectiveness of certain actions by the Company's shareholders) into shares of Series A Convertible Preferred Stock (the "Preferred Stock"). That Preferred Stock is convertible into shares of our Common Stock. Warrants to purchase our Common Stock (the "Warrants") were also issued in the Offering. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Purchase Agreement.

The Company previously mailed its 14C Information Statement relating to authorization of the Preferred Stock to the Company's shareholders. The Company is in the process of filing the applicable certificate of amendment with the Secretary of State of Nevada. The Company covenants and agrees that it shall have filed such certificate of amendment with the Secretary of State of Nevada on or prior to the tenth business day following the date of this letter. Upon that filing, the Notes shall automatically convert into the Preferred Stock.

The Company has determined to address certain issues raised in connection with the Offering and, specifically, the Registration Rights Agreement, as follows:

1. The Company agrees that upon agreement with a majority in interest of the holders (which holders, other than you, are herein referred to as the "Other Holders") of Notes and Warrants on substantially the same terms as set forth herein to amend the Registration Rights Agreement as provided herein (the "Majority Consent"), the Company shall issue additional shares of its Common Stock to investors in the Offering, in proportion to their investments in the Offering, as additional penalty shares pursuant to the Registration Rights Agreement in lieu of any Non-Registration Statement Penalty Payments (as defined in the Registration Rights Agreement) that may have accrued through the date hereof pursuant to the Registration Rights Agreement. A total of ________ Common Stock penalty shares are to be issued to you in that connection (the "Penalty Shares"). At that time, the Company also shall reduce the exercise price of the Warrants to $0.50 per share. The Company covenants and agrees to use its best efforts to obtain the Majority Consent within ten (10) business days after the date hereof.

2. The Company acknowledges and agrees that as a result of the issuance of the Penalty Shares pursuant to Paragraph 1 and the similar issuances of additional Common Stock penalty shares to the Other Holders, and the reduction in the exercise price of the Warrant pursuant to Paragraph 1 and the similar reduction in the exercise price of the Warrants held by the Other Holders (as defined below), the price at which the Preferred Stock converts into Common Stock will be automatically adjusted downwards (in accordance with the terms of the Preferred Stock for adjustment of the conversion price upon certain events) to $1.01 per share of Common Stock to be acquired on conversion.

3. The Company hereby agrees that the Penalty Shares to be issued pursuant to Paragraph 1 above shall be deemed "Registrable Securities" for the purposes of the Registration Rights Agreement and, accordingly, shall be entitled to the same registration rights as the other "Registrable Securities" covered by the Registration Rights Agreement.

4. The Company hereby covenants and agrees to comply with each of the provisions of the Registration Rights Agreement with respect to all Registrable Securities (including, without limitation, the Penalty Shares); provided, that, for the purposes of the Company's compliance with this Paragraph 4, (i) the date the Majority Consent is obtained shall be deemed the "Commencement Date" for the purposes of the Registration Rights Agreement, (ii) the time period thereafter for the filing of the "Required Registration Statement" in respect of all Registrable Securities under Section 1.1(x) of the Registration Rights Agreement shall be reduced to ten (10) business days following the Commencement Date (as so amended) and (iii) the "Effectiveness Date" by which the Required Registration Statement in respect of all Registrable Securities shall be required to become effective under Section 1.1(y) of the Registration Rights Agreement shall be reduced to forty-five (45) business days following the Commencement Date (as so amended).

5. You agree that other than as described in Paragraph 1, no Non-Registration Statement Penalty Payments shall have accrued through the date hereof pursuant to the Registration Rights Agreement. You acknowledge and agree that, assuming the Company's compliance with the provisions of Paragraph 4 above (including, without limitation, the effectiveness of the Required Registration Statement in respect of all Registrable Securities prior to the Effectiveness Date (as so amended by Paragraph 4)), no additional Non-Registration Statement Penalty Payments shall accrue pursuant to the Registration Rights Agreement after the date hereof; provided, that, in the event that the Company shall fail to comply with the provisions of Paragraph 4 above, all Non-Registration Statement Penalty Payments that would have otherwise accrued from and after the date hereof pursuant to the Registration Rights Agreement but for the provisions of this letter shall be deemed to have so accrued pursuant to the terms of the Registration Rights Agreement from and after the date hereof until such time as the applicable Non-Registration Event (as defined in the Registration Rights Agreement) shall be cured in accordance with the terms of the Registration Rights Agreement.

6. The Company and you agree to amend the Registration Rights Agreement to effect the foregoing.

7. You hereby agree to amend the Warrants issued to you in the Offering to effect the foregoing. The Company shall promptly execute and deliver an amended Warrant to you to effect the foregoing amendment of the Warrant upon the receipt of the Majority Consent.

8. Subject to agreement by a majority in interest of the holders of the Preferred Stock (the "Preferred Consent"), the Company hereby covenants and agrees that the Company shall repurchase all shares of Preferred Stock owned of record by you on March 15, 2010, but that the repurchase shall only occur on March 15, 2010 if, prior to such repurchase, you shall have delivered written notice to the Company that you request the repurchase and specify the date, on or after March 15, 2010, on which the Company shall repurchase such shares (such notice, the "Repurchase Notice"), and any such repurchase shall be at a repurchase price per share of Preferred Stock, payable to you in cash within five (5) business days after the Company's receipt of the Repurchase Notice, equal to the Liquidation Amount (as defined in the Certificate of Designations) thereof plus all accrued and unpaid dividends thereon. The Company agrees to use its best efforts to obtain the Preferred Consent on or prior to the tenth (10th) business day following the date hereof and you hereby grant such consent in respect of your shares of the Preferred Stock.

The changes set forth above affect the calculation of the price at which the Preferred Stock will convert into Common Stock, and change your overall investment in the Offering of the Notes/Preferred Stock, as follows:

      a. You invested $_________ in the Notes/Preferred Stock, which Preferred Stock is convertible into Common Stock at an initial conversion price of $1.50 per share, or _______ shares of Common Stock, in the aggregate.

      b. You also acquired Warrants to acquire _______shares of Common Stock at $1.85 per share.

      c. Your Warrant exercise price will be reduced to $0.50 per share.

      d. You will receive _________ Penalty Shares.

      e. The reduction in the exercise price of the Warrants to all of the investors in the Offering and the issuance of additional Common Stock penalty shares to all of the investors in the Offering shall trigger anti-dilution provisions of the Preferred Stock and reduce the price at which the Preferred Stock converts into Common Stock from $1.50 to $1.01 per share.

This would have the following effect -

Your $_________ investment would equal _______shares of Preferred Stock which converts at $1.01 per share of Common Stock which would equal __________ shares of Common Stock. You will also receive a total of _______ Penalty Shares. Consequently, the total number of shares of Common Stock which you will receive or be entitled to receive (assuming conversion of your shares of the Preferred Stock) for your _________investment will be _________ shares of Common Stock = ______ cents per share of Common Stock (plus Warrants to purchase an additional
________ shares of Common Stock at $0.50 per share).

In addition, the Company is projecting realization of the following results for its next 6 quarters:

Quarter             Revenue                     Net Income (loss)
Q3 06               $290,000                     ($344,000)
Q4 06               $1,057,000                  ($90,000)
Q1 07               $1,500,000                  $50,000
Q2 07               $2,150,000                  $280,000
Q3 07               $2,750,000                  $522,000
Q4 07               $4,200,000                  $1,150,000

The Company hereby covenants and agrees that, within four business days of date hereof, the Company shall file a Current Report on Form 8-K with the Commission disclosing the foregoing projections and any other material non-public information set forth herein. These projections are not guarantees of future performance and actual results may differ materially. The Company undertakes no obligation to update publicly any forward-looking statements.

However, the Board of Directors of the Company has determined that under existing conditions if actual net income results are either (x) 20% or more below the quarterly net income projections above for two consecutive quarters, or (y) 20% or more below the aggregate quarterly net income projections over any consecutive four quarter period, then under existing conditions it will be in the best interests of the shareholders of the Company that the Company seek a sale of the Company (taking into account the repurchase obligations described below) and instruct its investment bankers to find a buyer for the Company. In making this determination, the Company will make all calculations of revenue and net income in accordance with generally accepted accounting principles in the United States applied in a manner consistent with the Company's historical accounting practices and policies. Any charges resulting from the issuance of Penalty Shares or the reduction in the exercise price of the Warrant pursuant to this agreement will be excluded from the net income calculation. Subject to the receipt of the Preferred Consent, the Company covenants and agrees that, in the event that (i) either of the conditions specified in clause (x) or (y) above shall occur and (ii) the Company shall not be sold within the period (the "Sale Period") of one hundred eighty (180) days following the occurrence of either such condition, then the Company shall repurchase all shares of Preferred Stock then owned of record by you. However, that repurchase shall be made only if, prior to such repurchase, you shall have delivered written notice to the Company that you request the repurchase and specify the date after the Sale Period on which the Company shall repurchase such shares (such notice, the "Repurchase Notice"). Any such repurchase shall be at a repurchase price per share of Preferred Stock, payable to you in cash within five (5) business days after the Company's receipt of the Repurchase Notice, equal to the Liquidation Amount (as defined in the Certificate of Designations) thereof plus all accrued and unpaid dividends thereon. The Company agrees to use it best efforts to obtain the Preferred Consent referred to in this paragraph on or prior to the tenth (10th) business day following receipt of such exercise notice, and you hereby grant such consent in respect of your shares of the Preferred Stock.

Yours sincerely

ELECTRONIC GAME CARD INC.

By:      _______________________
         Lee Cole
         Interim CEO